                                                                    EXHIBIT 23.1


                    [LETTERHEAD OF BARRY L. FRIEDMAN, P.C.]




To Whom It May Concern:                                        January 21, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 21, 2000, on the Financial Statements of Sierra Resource Group, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,



/s/ BARRY L. FRIEDMAN
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Barry L. Friedman
Certified Public Accountant